Exhibit 99.1
Modiv Industrial Announces Second Quarter 2024 Results

Reno, Nevada, August 6, 2024 – Modiv Industrial, Inc. (“Modiv Industrial”, “Modiv”, the “Company”, “we” or “our”), (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the second quarter ended June 30, 2024.

Highlights:

•
Second quarter rental income of $11.3 million.  Due to the elimination of some non-NNN tenant reimbursements related to the August 2023 portfolio disposition of 13 properties, rental income decreased $493,000. Concurrently during the quarter, we benefitted from an $834,000 decrease in property expenses and $179,000 decrease in G&A.

•	Second quarter AFFO of $3.9 million increased by $575,000, or 17.3% year over year.

•
On July 15, 2024, we completed the acquisition of an industrial manufacturing property for $5.2 million with a company that produces optical systems for the defense and aerospace industries. The property is located in the Tampa Florida MSA and the tenant entered into a 20-year lease, with 2.85% annual rent escalations, at an initial cap rate of 8.0% and a weighted average cap rate of 10.6%.

•
On August 1, 2024, we repurchased 656,191 Class C units in our operating partnership and 123,809 shares of MDV common stock from First City Investment Group, LLC based on the 10-day average closing price as of July 29, 2024 of $14.80 per share for a total of $11,544,000. These units and shares were originally issued at $25.00 in January 2022, representing an accretive full-cycle transaction of nearly $8 million. The reduction of shares outstanding from this repurchase results in an increased AFFO per diluted share for the recent quarter of $0.37 on a pro forma basis assuming the repurchase occurred at the beginning of the quarter. This repurchase also terminates a tax protection agreement thereby allowing the KIA auto dealership property to be recycled to buy additional industrial manufacturing assets.

•	Fully covered dividend yield of 7.79% based on our closing price of $14.76 on August 5, 2024.

“We’re back…it’s been a little more than three months since our last earnings release…what a summer. For those who are reading this for the first time, I encourage you to pull up the prior quarter press releases as each of these missives ties to the other. This summer has been very similar to spring with still more price volatility, economic uncertainty and geo-political risk. Modiv stock, along with other REITs, has seen whipsaw price action as the market seems to swoon with admiration or hide with fright on any given day. As of this writing, the market appears to be hot to trot for some big (and quick) rate cuts – not too dissimilar to the market’s mood back in December. We hope it happens this time (but ideally not on the heels of an economic meltdown), but we are fully prepared for a meaningful rate cut not to happen for a while should that be the case.

If volatility and uncertainty are the malady, then patience and discipline are the medicine. With abundant patience and ironclad discipline, the price volatility and economic/political uncertainty we’ve all experienced is simply data that should be used to inform, not emote. That’s been our approach even though it hasn’t always been fun. As they say, patience begets patience – what you gain from patience is the ability to continue to be patient. Same holds true for discipline. Not sexy, but it works and, most importantly, it is working for us.

To be fair, we are not a stone-cold company bereft of sentiment. In fact, we have a great sense of calm knowing that our company is stronger than it has ever been – we are ideally poised for the winds of fortune should they choose to blow our way. We also hold a sense of balanced optimism that the market tumult experienced by asset-intensive companies will come full circle eventually. However, trying to guess when that happens could make one sick so we will stick to taking our medicine. Grit, grind, get it done!

Business Outlook:

Acquisition Activity – You may have noticed above that the Tampa-MSA acquisition had a closing purchase price of $5.2 million but last quarter’s release we noted that the LOI we had signed was for $6.4 million. When we first entered into the LOI, it was for the main building (which we ultimately ended up acquiring) and a second, smaller building. After we completed our site tour (I physically tour every purchase along with Bill Broms, our CIO), we identified that the second building wasn’t in the same line of business and after conducting some additional due diligence decided we weren’t a buyer of that asset. Consistent with our disciplined approach, we offered the seller a choice: we can walk away from both or we can drop the second building.

Yes, it is a small purchase, but it is accretive, and we always want to make sure each dollar of capital deployed is working hard as it can to create value. We continue to look at individual acquisitions but currently have not found a single asset acquisition that compels us.

Share Repurchase – Way, way back in the fall of 2021, before we had listed on the NYSE, back when interest rates had a 3-handle, and before we had conflicts in the Ukraine and Gaza (so basically ancient history)… we entered into negotiations with the then owner of the KIA auto dealership property which is attractively located along the 405 freeway in Los Angeles County. The owner was looking to shelter taxes on the potential sale of the property and we offered a 721 exchange/UPREIT transaction. The sale leaseback transaction that we entered into resulted in an accretive equity issuance in January 2022 of $32.8 million at a share price of $25.00.

Flash forward to 2Q24, after all the market carnage we have witnessed over the past two years, when the owner of the shares we had issued at $25 reached out to us seeking liquidity to pursue another attractive investment opportunity. On a per share basis, the math was a no-brainer, so we entered into a transaction that allowed us to accretively repurchase a large block of the shares (59% of the original total) at a price of $14.80 – a nearly $8 million “green trade” and over 100 bps net effective improvement in the cap rate on that asset. Another example of us making sure each dollar of capital deployed is “earning its keep”.

Discussions with Potential Strategic Partners – For several quarters now we have been keeping you apprised of our ongoing discussions with potential strategic partners with the view that affording you the most transparency that we can helps to better inform you, the investor. In our last earnings release I metaphorically described two battleships, one located alongside the English shore and the other located along the shore of Miami. As of this writing, we have entered into a non-binding LOI with the Miami shore battleship. This LOI, which is subject to satisfactorily addressing several contingencies that may or may not be met (meaning this might not happen), contemplates Modiv entering into a non-controlling joint venture arrangement whereby we would acquire a less-than-majority (but meaningful) stake in their portfolio of industrial manufacturing assets. The real estate private equity firm that steers the battleship is a savvy and respected enterprise that we believe makes for an ideal joint venture partner. We do not anticipate the JV growing in size after we enter into it and, under the right market conditions, would be pleased to have the opportunity to acquire all or some of the assets in the future. We would be acquiring said JV stake with a mix of cash and stock, with the stock being issued at a premium price comfortably above our 30, 60, 90, 120 and 180-day VWAP ranges. The negotiated cap rate is attractive and this transaction will be accretive, even before taking into consideration the host of other strategic benefits it brings.

Next steps for us, and the other battleship, are to clear the contingencies and then enter into a formal purchase agreement. We are contemplating this transaction as a “sign and close” so the next time you will most likely hear from on us on this topic will be either an 8-K disclosing the consummation of the deal or a future 10-Q where we tell you why it didn’t close. That being said, we know their portfolio well, I have toured each one of the assets personally, and there is a natural complement to us both in terms of industry and location.

It is also worth noting that we are still in discussions with the English shore battleship (in fact, I spoke to them last week), which means we could potentially enter into another transaction at some point down the road.

Gratitude – I want to take a special moment to express how thankful I am for the contributions made by Adam Markman and Curtis McWilliams as members of our board of directors. They first joined our board five years ago and have been instrumental in our evolution. They have informed us of their intent not to stand for reelection and I felt it important to recognize their positive impact over these many years. Change is inevitable in life and, on behalf of Modiv, I wish them the very best in their future endeavors. Personally, I wish to stand tall, shoulders back, and offer them a sharp salute for their service. Thank you gentleman, it’s been an honor.

Ok, that wraps it up. Zulu Foxtrot Golf. Back to the grindstone!” – Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Tuesday, August 6, 2024, at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time, to discuss the second quarter 2024 operating results and answer questions.

Live conference call: 1-877-407-0789 or 1-201-689-8562 at 10:30 a.m. Eastern Time, Tuesday, August 6, 2023

Webcast: To listen to the webcast, either live or archived, please use this  link https://viavid.webcasts.com/starthere.jsp?ei=1683079&tp_key=e72f68c908 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 7, 2024. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated August 6, 2024 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.

Inquiries:
management@modiv.com

MODIV INDUSTRIAL, INC.
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2024 and 2023
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income:
Rental income	$11,343,521	$11,836,563	$23,244,088	$22,147,745
Management fee income	65,993	65,993	131,986	131,987
Total income	11,409,514	11,902,556	23,376,074	22,279,732

Expenses:
General and administrative	1,418,893	1,597,776	3,418,294	3,505,831
Stock compensation expense	67,500	660,170	1,446,002	1,320,339
Depreciation and amortization	4,136,528	3,956,334	8,270,029	7,228,394
Property expenses	694,043	1,527,868	1,678,025	3,234,712
Impairment of real estate investment property	-	-	-	3,499,438
Total expenses	6,316,964	7,742,148	14,812,350	18,788,714

Gain on sale of real estate investments, net	-	-	3,187,806	-
Operating income	5,092,550	4,160,408	11,751,530	3,491,018

Other income (expense):
Interest income	197,883	216,841	321,722	270,535
Dividend income	4,955	-	113,328	-
Income from unconsolidated investment in a real estate property	74,211	72,773	148,065	128,340
Interest expense, including unrealized gain or loss on interest rate swaps and net of derivative settlements	(4,103,350)	179,931	(6,410,499)	(3,838,861)
Loss on sale of investment in common stock	(4,513)	-	(4,513)	-
Decrease in fair value of investment in common stock	-	-	(20,574)	-
Other (expense) income, net	(3,830,814)	469,545	(5,852,471)	(3,439,986)

Net income	1,261,736	4,629,953	5,899,059	51,032
Less: net loss (income) attributable to noncontrolling interest in Operating Partnership	63,181	(649,643)	(849,683)	166,556
Net income (loss) attributable to Modiv Industrial, Inc.	1,324,917	3,980,310	5,049,376	217,588
Preferred stock dividends	(921,875)	(921,875)	(1,843,750)	(1,843,750)
Net income (loss) attributable to common stockholders	$403,042	$3,058,435	$3,205,626	$(1,626,162)

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$0.41	$0.36	$(0.22)
Net income (loss) per share attributable to common stockholders and noncontrolling interests:
Diluted	$0.03	$0.35	$0.36	$(0.22)

Weighted-average number of common shares outstanding:
Basic	9,441,485	7,532,106	9,002,819	7,532,080
Diluted	11,419,115	10,638,311	11,389,106	7,532,080

Distributions declared per common share	$0.2875	$0.2875	$0.5750	$0.5750

MODIV INDUSTRIAL, INC.
Condensed Consolidated Balance Sheets
As of June 30, 2024 and December 31, 2023
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Real estate investments:
Land	$104,858,693	$104,858,693
Building and improvements	399,880,932	399,666,781
Equipment	4,429,000	4,429,000
Tenant origination and absorption costs	15,707,458	15,707,458
Total investments in real estate property	524,876,083	524,661,932
Accumulated depreciation and amortization	(59,171,642)	(50,901,612)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	465,704,441	473,760,320
Unconsolidated investment in a real estate property	9,656,786	10,053,931
Total real estate investments, net, excluding real estate investments held for sale, net	475,361,227	483,814,251
Real estate investments held for sale, net	-	11,557,689
Total real estate investments, net	475,361,227	495,371,940
Cash and cash equivalents	18,869,651	3,129,414
Tenant deferred rent and other receivables	16,064,411	12,794,568
Above-market lease intangibles, net	1,276,959	1,313,959
Prepaid expenses and other assets	5,228,889	4,173,221
Investment in preferred stock	-	11,038,658
Interest rate swap derivatives	2,730,521	2,970,733
Other assets related to real estate investments held for sale	-	103,337
Total assets	$519,531,658	$530,895,830
Liabilities and Equity
Mortgage notes payable, net	$30,927,344	$31,030,241
Credit facility term loan, net	248,753,691	248,508,515
Accounts payable, accrued and other liabilities	3,728,094	4,469,508
Distributions payable	2,018,679	12,174,979
Below-market lease intangibles, net	8,408,406	8,868,604
Interest rate swap derivative	-	473,348
Other liabilities related to real estate investments held for sale	-	248,727
Total Liabilities	293,836,214	305,773,922

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of June 30, 2024 and December 31, 2023 with an aggregate liquidation value of $50,000,000	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 9,825,586 shares issued and 9,482,076 shares outstanding as of June 30, 2024 and 8,048,110 shares issued and 7,704,600 shares outstanding as of December 31, 2023	9,825	8,048
Class S common stock, $0.001 par value, 100,000,000 shares authorized; no shares issued and outstanding as of June 30, 2024 and December 31, 2023	-	-
Additional paid-in-capital	337,780,646	292,617,486
Treasury stock, at cost, 343,510 shares held as of June 30, 2024 and December 31, 2023	(5,290,780)	(5,290,780)
Cumulative distributions and net losses	(147,660,654)	(145,551,586)
Accumulated other comprehensive income	2,140,570	2,658,170
Total Modiv Industrial, Inc. equity	186,981,607	144,443,338
Noncontrolling interests in the Operating Partnership	38,713,837	80,678,570
Total equity	225,695,444	225,121,908
Total liabilities and equity	$519,531,658	$530,895,830

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - FFO and AFFO
For the Three and Six Months Ended June 30, 2024 and 2023
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (in accordance with GAAP)	$1,261,736	$4,629,953	$5,899,059	$51,032
Preferred stock dividends	(921,875)	(921,875)	(1,843,750)	(1,843,750)
Net income (loss) attributable to common stockholders and Class C OP Unit holders	339,861	3,708,078	4,055,309	(1,792,718)
FFO adjustments:
Depreciation and amortization of real estate properties	4,136,528	3,956,334	8,270,029	7,228,394
Amortization of deferred lease incentives	1,198	88,570	(2,588)	177,140
Depreciation and amortization for unconsolidated investment in a real estate property	188,934	186,069	377,853	380,242
Impairment of real estate investment property	-	-	-	3,499,438
Gain on sale of real estate investments, net	-	-	(3,187,806)	-
FFO attributable to common stockholders and Class C OP Unit holders	4,666,521	7,939,051	9,512,797	9,492,496
AFFO adjustments:
Stock compensation	67,500	660,170	1,446,002	1,320,339
Deferred financing costs	221,495	195,213	442,992	390,426
Due diligence expenses, including abandoned pursuit costs	-	3,848	-	346,390
Amortization of deferred rents	(1,422,070)	(1,580,358)	(3,093,868)	(2,755,717)
Unrealized loss (gain) on interest rate swap valuation	550,042	(3,708,598)	(739,322)	(1,986,416)
Amortization of (below) above market lease intangibles, net	(211,599)	(195,901)	(423,198)	(392,184)
Loss on sale of investment in common stock	4,513	-	4,513	-
Decrease in fair value of investment in common stock	-	-	20,574	-
Other adjustments for unconsolidated investment in a real estate property	23,826	11,819	47,651	23,638
AFFO attributable to common stockholders and Class C OP Unit holders	$3,900,228	$3,325,244	$7,218,141	$6,438,972

Weighted average shares outstanding:
Basic	9,441,485	7,532,106	9,002,819	7,532,080
Fully diluted (1)	11,419,115	10,638,311	11,389,106	10,494,527

FFO Per Share:
Basic	$0.49	$1.05	$1.06	$1.26
Fully diluted	$0.41	$0.75	$0.84	$0.90
AFFO Per Share:
Basic	$0.41	$0.44	$0.80	$0.85
Fully diluted	$0.34	$0.31	$0.63	$0.61

(1)
Includes the Class M OP Units which automatically converted to Class C OP Units on January 30, 2024, and Class P and Class R OP Units which automatically converted to Class C OP Units as of March 31, 2024, to compute the fully diluted weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received (“deferred rents”), stock-based compensation, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, and write-offs of due diligence expenses for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INDUSTRIAL, INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three and Six Months Ended June 30, 2024 and 2023
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
Net income (in accordance with GAAP)	$1,261,736		$4,629,953		$5,899,059		$51,032
Depreciation and amortization of real estate properties	4,136,528		3,956,334		8,270,029		7,228,394
Depreciation and amortization for unconsolidated investment in a real estate property	188,934		186,069		377,853		380,242
Interest expense, including unrealized gain or loss on interest rate swaps and net of derivative settlements	4,103,350		(179,931)		6,410,499		3,838,861
Interest expense on unconsolidated investment in real estate property	93,650		95,932		187,884		191,419
Impairment of real estate investment property	-		-		-		3,499,438
Stock compensation expense	67,500		660,170		1,446,002		1,320,339
Gain on sale of real estate investments, net	-		-		(3,187,806)		-
Due diligence expenses, including abandoned pursuit costs	-		3,848		-		346,390
Loss on sale of investment in common stock	4,513		-		4,513		-
Decrease in fair value of investment in common stock	-		-		20,574		-
Adjusted EBITDA	$9,856,211		$9,352,375		$19,428,607		$16,856,115

Annualized Adjusted EBITDA	$39,424,844		$37,409,500		$38,857,214		$33,712,230

Net debt:
Consolidated debt	$281,082,633		$294,361,357		$281,082,633		$294,361,357
Debt of unconsolidated investment in real estate property (a)	9,138,019		9,372,615		9,138,019		9,372,615
Consolidated cash and cash equivalents	(18,869,651)		(9,912,110)		(18,869,651)		(9,912,110)
Cash of unconsolidated investment in real estate property (a)	(298,147)		(494,250)		(298,147)		(494,250)
	$271,052,854		$293,327,612		$271,052,854		$293,327,612

Net debt / Adjusted EBITDA	6.9	x	7.8	x	7.0	x	8.7	x

(a)	Reflects the Company's 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense, non-cash items such as stock compensation and write-offs of transaction costs and other one-time transactions. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

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